Exhibit 10.18

Webull Corporation

INDEPENDENT DIRECTOR AGREEMENT

This Independent Director Agreement (this “Agreement”) is made and entered into as of [●], 20[●], by and between Webull Corporation, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), and [●], the independent director (the “Independent Director”).

Whereas, in respect of the independence and competence criteria defined in the NASDAQ Corporate Governance Requirements and the rules of the Securities and Exchange Commission (the “SEC”), based on the Independent Director’s response to the due diligence questionnaires, the Independent Director is deemed to be qualified to act as an independent director of the Board of Directors of the Company (the “Board”).

This agreement hereby sets out the main terms and conditions of the Independent Director’s appointment as an independent director of the Company following approval of such appointment by the Board. However, in addition to what stipulated herein, the Independent Director should be aware that the terms of appointment are subject to the Company’s memorandum and articles of association and that by accepting this appointment the Independent Director acknowledges and agrees to fulfill legal and fiduciary duties and responsibilities as an independent director of the Company. Nothing contained in this agreement shall be construed or have effect as constituting any relationship of employer/employee between the Company and the Independent Director.

I.	SERVICES

1.1	Board of Directors. The Independent Director is appointed to serve on the Board as an independent director, effective as of the date of this Agreement (the “Effective Date”), until the earlier of (i) the date on which the Independent Director ceases to be a member of the Board for any reason, or (ii) the date of termination of this Agreement in accordance with Section 7.2 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Independent Director and such other members as nominated and elected pursuant to the then-current Memorandum and Articles of Association of the Company (the “Memorandum and Articles”).

1.2	Director Services. The Independent Director’s services to the Company hereunder shall include (i) service on the Board, (ii) service on any committee of the Board, such as the audit committee, compensation committee, and/or nominating and corporate governance committee, in accordance with applicable law, the relevant rules of NASDAQ, and the Memorandum and Articles, and (iii) such other services mutually agreed to by the Independent Director and the Company (the “Director Services”).

II.	COMPENSATION

2.1	Fees to Independent Director. During the Independent Director’s appointment, as compensation for the performance of the Director Services by the Independent Director, the Company shall pay the Independent Director a director’s fee (before applicable taxes) pursuant to Annex A hereto. This fee reflects the time which the Company considers the Independent Director will need to devote to the Company for the Director Services and is set at a level to reflect the fees that would be commanded by a comparable full-time appointment.

III.	EXPENSES

3.1	Reimbursement. The Company will reimburse the Independent Director for any expenses reasonably incurred in performing duties subject to the Independent Director providing written evidence of such expenses on request. Such expenses may include reasonable hotel, travel (including travel between home and the place of the Company’s office).

IV.	INSURANCE AND INDEMNITY

4.1	Liability Insurance. The Company has in place directors and officers’ liability insurance. The Company will ensure that such insurance is maintained throughout the Independent Director’s appointment and thereafter at a level and on terms to be determined by the Board in its absolute discretion.

V.	DUTIES OF INDEPENDENT DIRECTOR

5.1	Fiduciary Duties. In fulfilling his/her managerial responsibilities, the Independent Director shall be charged with a fiduciary duty to the Company. The Independent Director shall be attentive and inform himself/herself of all material facts regarding a decision before taking action. In addition, the Independent Director’s actions shall be motivated solely by the best interests of the Company.

5.2	Confidentiality. During and after the term of the Independent Director’s appointment, the Independent Director shall maintain strict confidentiality, unless otherwise expressly authorized by the Company in advance, of all information obtained from the Company that the Company has designated as “confidential” or that is inherently confidential by nature, relating to the Company’s business, operations, properties, assets, services, pricing, financial or operational condition, liabilities, employee relations, customers (including customer usage data), suppliers, prospects, forecasts, technology, or trade secrets (collectively, the “Confidential Information”). This obligation of confidentiality shall not apply to information that (i) is already in the public domain through no act or omission of the Independent Director, (ii) is required to be disclosed by law or a valid court order or other governmental authority, or (iii) has been independently acquired by the Independent Director outside of his/her relationship with the Company and its affiliates.

5.3	Nondisclosure and Nonuse Obligations. The Independent Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. The Independent Director will treat all Confidential Information of the Company with the same degree of care as the Independent Director treats his/her own Confidential Information, and the Independent Director will use his/her best efforts to protect the Confidential Information. The Independent Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Independent Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes aware, of the Confidential Information. The Independent Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

5.4	Return of the Company Property. All materials furnished to the Independent Director by the Company, whether delivered to the Independent Director by the Company or made by the Independent Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. The Independent Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Independent Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. The Independent Director agrees to certify in writing that the Independent Director has so returned or destroyed all such Company Property.

VI.	COVENANTS OF INDEPENDENT DIRECTOR

6.1	No Conflict of Interest. During the term of this Agreement, the Independent Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that the Independent Director may continue his/her current affiliation or other current relationships with the entity or entities described on Annex B (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing the Independent Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of the Independent Director’s obligations to Current Affiliations. The Independent Director represents that nothing in this Agreement conflicts with the Independent Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Section 6.1 only if and to the extent it engages in the business substantially similar to the Company’s business. If the Independent Director undertakes any duty, investment or other obligation that may present a conflict of interest prohibited under this Section 6.1, the Independent Director shall inform the Board in advance. If the Board decides such proposed new obligation would present an actual conflict of interest prohibited hereunder and the Independent Director still undertakes the new obligation, the Board shall have the right to remove the Independent Director from the Board.

6.2	Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, the Independent Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, the Independent Director agrees not to solicit or induce any employee, independent contractor, customer, supplier, or business partner of the Company to terminate or breach his/her/its employment, contractual or other relationship with the Company.

6.3	Continuing Independence. In accordance with the NASDAQ Corporate Governance Requirements and the SEC’s rules and other rules applicable to the Company, the Independent Director must inform the Board of any circumstances which exist or arise which might be thought to jeopardize his/her independence from the management of the Company, or which might interfere with the exercise of his/her independent judgment.

VII.	TERM AND TERMINATION

7.1	Term. This Agreement is effective as of the Effective Date as provided for in Section 1.1 and will continue until the Expiration Date.

7.2	Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

7.3	Survival. The rights and obligations contained in Articles V and VI will survive any termination or expiration of this Agreement.

VIII.	MISCELLANEOUS

8.1	Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

8.2	Hold out. The Independent Director will not at any time after the termination of this appointment wrongfully represent himself/herself as being employed, appointed, connected, or interested in any way (other than as a former non-executive director or as required by law) by or with the Company or its businesses.

8.3	No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

8.4	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

8.5	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of law principles thereof.

8.6	Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by the Independent Director for the Company.

8.8	Amendments. This Agreement may only be amended, modified, or changed by an agreement signed by the Company and the Independent Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

8.9	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:
Address:
200 Carillon	Webull Corporation
Parkway St. Petersburg, Florida 33716, USA

By:
Name:
Title:

Independent Director:

By:

[Signature Page to Independent Director Agreement]

ANNEX A

Director’s Fee

	Amount	Pay Period
Cash payment for director service
Equity payment for director service

ANNEX B

Independent Director’s Current Affiliations